News Release	Exhibit 99.1

PartnerRe Ltd. Reports Third Quarter and Nine Month 2013 Results

•	Third Quarter Operating Earnings per share of $5.70; Net Income per share of $5.84

•	Third Quarter Annualized Operating ROE of 22.6%; Annualized Net Income ROE of 23.2%

•	Nine Month Operating Earnings per share of $9.86; Net Income per share of $5.93

•	Nine Month Annualized Operating ROE of 13.0%; Annualized Net Income ROE of 7.8%

•	Book Value of $105.53 per share, up 5.9% for the quarter and up 4.7% year-to-date

•	Tangible Book Value of $94.86 per share, up 6.5% for the quarter and up 4.4% year-to-date

PEMBROKE, Bermuda, October 28, 2013 – PartnerRe Ltd. (NYSE: PRE) today reported a net income of $333.4 million, or $5.84 per share for the third quarter of 2013. This includes net after-tax realized and unrealized losses on investments of $1.3 million, or $0.03 per share. Net income for the third quarter of 2012 was $486.7 million, or $7.53 per share, including net after-tax realized and unrealized gains on investments of $221.8 million, or $3.55 per share. The Company reported operating earnings of $311.2 million, or a quarterly record for PartnerRe of $5.70 per share, for the third quarter of 2013. This compares to operating earnings of $244.4 million, or $3.90 per share, for the third quarter of 2012.

Net income for the first nine months of 2013 was $392.2 million, or $5.93 per share. This includes net after-tax realized and unrealized losses on investments of $219.0 million, or $3.83 per share. Net income for the first nine months of 2012 was $1,023.0 million, or $15.19 per share, including net after-tax realized and unrealized gains on investments of $399.4 million, or $6.21 per share. Operating earnings for the first nine months of 2013 were $564.3 million, or $9.86 per share. This compares to operating earnings of $568.1 million, or $8.84 per share, for the first nine months of 2012.

Operating earnings or loss excludes certain net after-tax realized and unrealized investment gains and losses, net after-tax foreign exchange gains and losses, certain net after-tax interest in results of equity investments and the loss on redemption of preferred shares, and is calculated after the payment of preferred dividends. All references to per share amounts in the text of this press release are on a fully diluted basis.

Commenting on results, PartnerRe President & Chief Executive Officer Costas Miranthis said, “We had very strong third quarter results reflecting a low level of large loss activity and strong core performance for most of our businesses, culminating in a 74.9% combined ratio and a 22.6% operating return on equity. For the year to date, we have recorded a 13% operating return on equity and an increase of 4.7% in book value per share. I would like to thank our teams for their exceptional focus and determination over the last few years, without which we would not be enjoying such excellent results.”

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

“We are encouraged by these strong results in the current economic reinsurance pricing environment,” Mr. Miranthis added. “Against a backdrop of improved underlying primary pricing, reinsurance remains a competitive market. The market dynamics are similar to what we experienced in prior quarters but our teams have demonstrated that we can leverage the strength of our worldwide franchise to identify attractive business opportunities in all lines, and particularly in diversifying lines, where we have had the most success.”

Highlights for the third quarter and first nine months of 2013 compared to the same periods in 2012 include:

Results of operations:

•

For the third quarter, net premiums written of $1.3 billion were up 21%. The increase was reported across all Non-life sub-segments and the Life and Health segment. The increase was primarily related to new business in the North America sub-segment and, to a lesser extent, the inclusion of Presidio’s business in the Life and Health segment and new business in the Global (Non-U.S.) P&C and Global Specialty sub-segments. For the first nine months of 2013, net premiums written of $4.2 billion were up 15%. The increase was reported across all Non-life sub-segments and the Life and Health segment primarily due to the same factors discussed above for the third quarter.

•

For the third quarter, net premiums earned of $1.4 billion were up 15%, or 14% on a constant foreign exchange basis. The increase was primarily driven by the same factors discussed above for net premiums written for the third quarter. For the first nine months of 2013, net premiums earned of $3.8 billion were up 14%, primarily due to the same factors discussed above for net premiums written for the third quarter.

•

For the third quarter, the Non-life combined ratio was 74.9%. The combined ratio included 4.7 points (or $55 million, net of reinstatement premiums and retrocession) related to the German hailstorms in July 2013, and benefited from favorable prior year development of 20.3 points (or $238 million). All Non-life sub-segments experienced net favorable development on prior accident years during the third quarter of 2013. For the first nine months of 2013, the Non-life combined ratio was 84.2%. The combined ratio included 5.2 points (or $156 million, net of reinstatement premiums and retrocession) related to the German hailstorms, the European floods and the Alberta floods (the “2013 Catastrophe events”), and benefited from favorable prior year development of 17.9 points (or $548 million). All Non-life sub-segments experienced net favorable development on prior accident years during the first nine months of 2013.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

•

For the third quarter and the first nine months of 2013, other operating expenses included a pre-tax charge of $2 million and $46 million, respectively, related to the restructuring of the Company’s business support and Global Non-life operations, which was announced in April 2013. After-tax, these charges decreased the third quarter and the first nine months annualized operating ROE by 0.1% and 0.7%, respectively.

•

For the third quarter and the first nine months of 2013, net investment income of $122 million and $370 million, respectively, was down 12% and 16%, respectively, on a constant foreign exchange basis. The decrease in net investment income primarily reflects lower reinvestment rates.

•

For the third quarter, pre-tax net realized and unrealized investment gains were $16 million, which after-tax are losses of $1.3 million, primarily reflecting improvements in equity markets. For the first nine months of 2013, pre-tax net realized and unrealized investment losses were $260 million, which primarily reflects increases in risk-free rates.

•

For the third quarter, the effective tax rate on operating earnings and non-operating earnings was 15% and 61%, respectively. For the first nine months of 2013, the effective tax rate on operating earnings and non-operating earnings was 12% and 17%, respectively.

Balance sheet and capitalization:

•	Total investments, cash and funds held – directly managed were $17.5 billion at September 30, 2013, down 3% compared to December 31, 2012.

•	Net Non-life loss and loss expense reserves were $10.3 billion at September 30, 2013, down 1% compared to December 31, 2012 primarily due to loss payments.

•	Net policy benefits for life and annuity contracts were $1.9 billion at September 30, 2013, up 6% compared to December 31, 2012.

•

Total capital was $7.4 billion at September 30, 2013, down 5% compared to December 31, 2012 primarily driven by share repurchases, the redemption of Series C preferred shares and common and preferred dividend payments, which were partially offset by net income for the first nine months of 2013 and the issuance of Series F preferred shares.

•

The Company repurchased approximately 1.2 million common shares at a total cost of approximately $103 million during the third quarter of 2013. The average repurchase price represents a 10.7% discount to June 30, 2013 diluted book value per share. Since October 1, 2013, the Company has repurchased 90 thousand common shares at a total cost of approximately $8 million. At October 28, 2013, approximately 5.9 million common shares remained under the current repurchase authorization.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

•

Total shareholders’ equity attributable to PartnerRe was $6.6 billion at September 30, 2013, down 5% compared to December 31, 2012. The decline was driven by the factors described above for total capital.

•

Book value per common share was $105.53 at September 30, 2013, a record high for PartnerRe, up 4.7% compared to $100.84 at December 31, 2012. Tangible book value per common share was $94.86 at September 30, 2013, up 4.4% compared to $90.86 at December 31, 2012. The increases were primarily driven by net income and the accretive impact of share repurchases, which were partially offset by common and preferred dividend payments.

Segment and sub-segment highlights for the third quarter and the first nine months of 2013 compared to the same period in 2012 include:

Non-life:

•

For the third quarter, the Non-life segment’s net premiums written were up 20%. The increase was reported across all Non-life sub-segments and was primarily related to the North America sub-segment and, to a lesser extent, the Global (Non-U.S.) P&C and the Global Specialty sub-segments. For the first nine months of 2013, net premiums written were up 15%. The increase was reported across all Non-life sub-segments due to the same factors discussed above for the third quarter.

•

For the third quarter, the North America sub-segment’s net premiums written were up 31% primarily driven by new business in the agriculture line of business and, to a lesser extent, new business in the structured property and casualty lines of business. This sub-segment reported a technical ratio of 70.2%, which included 22.2 points (or $94 million) of net favorable prior year loss development. For the first nine months of 2013, the North America sub-segment’s net premiums written were up 32% due to the same factors discussed above for the third quarter. This sub-segment reported a technical ratio of 83.8%, which included 13.9 points (or $155 million) of net favorable prior year loss development and 1.4 points (or $16 million) of losses related to the Alberta floods.

•

For the third quarter, the Global (Non-U.S.) P&C sub-segment’s net premiums written were up 28%, or 29% on a constant foreign exchange basis, primarily due to new business in the motor line of business and upward premium adjustments in the property line of business. This sub-segment reported a technical ratio of 71.7%, which included 19.2 points (or $37 million) of net favorable prior year loss development and 1.5 points (or $3 million) of losses related to the German hailstorms. For the first nine months of 2013, the Global (Non-U.S.) P&C sub-segment’s net premiums written were up 15% primarily due to new motor business. This sub-segment reported a technical ratio of 74.9%, which included 24.8 points (or

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

$131 million) of net favorable prior year loss development and 2.6 points (or $14 million) of losses related to the German hailstorms and the European floods.

•

For the third quarter, the Global Specialty sub-segment’s net premiums written were up 10%, or 8% on a constant foreign exchange basis, primarily due to new business in the specialty casualty and multi-line lines of business, and were partially offset by cancellations in the marine line of business. This sub-segment reported a technical ratio of 83.8%, which included 20.4 points (or $78 million) of net favorable prior year loss development. For the first nine months of 2013, the Global Specialty sub-segment’s net premiums written were up 6%, or 5% on a constant foreign exchange basis, primarily due to new business in the multi-line and agriculture lines of business. This sub-segment reported a technical ratio of 87.5%, which included 15.2 points (or $166 million) of net favorable prior year loss development and 1.9 points (or $21 million) of losses related to the European floods and the Alberta floods.

•

For the third quarter, the Catastrophe sub-segment’s net premiums written were up 6%, or 10% on a constant foreign exchange basis. The increase in net premiums written was primarily due to new business. This sub-segment reported a technical ratio of 33.5%, which included 16.8 points (or $29 million) of net favorable prior year loss development and 30.7 points (or $52 million) of losses, net of reinstatement premiums and retrocession, related to the German hailstorms. For the first nine months of 2013, the Catastrophe sub-segment’s net premiums written were up 1%, or up 3% on a constant foreign exchange basis. This sub-segment reported a technical ratio of 33.9%, which included 28.4 points (or $96 million) of net favorable prior year loss development and 35.1 points (or $105 million) of losses, net of reinstatement premiums and retrocession, related to the 2013 Catastrophe events.

Life and Health:

•

For the third quarter, the Life and Health segment’s net premiums written were up 25%, or 23% on a constant foreign exchange basis, primarily due to the inclusion of Presidio’s net premiums written. For the first nine months of 2013, the Life and Health segment’s net premiums written were up 19%, or 18% on a constant foreign exchange basis, primarily due to the same factor describing the third quarter.

•

For the third quarter, the Life and Health segment’s allocated underwriting result, which includes allocated investment income and operating expenses, increased to $25 million compared to $15 million in the same period of 2012. The increase was primarily due to a higher level of net favorable prior year loss development. For the first nine months of 2013, the Life and Health segment’s allocated underwriting result increased to $60 million compared to $42 million in the same period of 2012 primarily due to the same factor describing the third quarter.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Corporate and Other:

•

For the third quarter, investment and capital markets activities contributed income of $133 million to pre-tax net income, excluding investment income allocated to the Life and Health segment. Of this amount, income of $111 million was included in pre-tax operating earnings and income of $22 million related to net realized and unrealized gains on investments and earnings from equity investee companies was included in pre-tax non-operating earnings. For the first nine months of 2013, investment and capital markets activities contributed income of $78 million to pre-tax net income, excluding investment income allocated to the Life and Health segment. Of this amount, income of $327 million was included in pre-tax operating earnings and losses of $249 million related to net realized and unrealized losses on investments and earnings from equity investee companies was included in pre-tax non-operating earnings.

•

For the third quarter and first nine months of 2013, other operating expenses included a pre-tax charge of $2 million and $46 million, respectively, related to the restructuring of the Company’s business support and Global Non-life operations, which was announced in April 2013.

Separately, as announced by the Company earlier today, the Board of Directors declared a quarterly dividend of $0.64 per common share. The dividend will be payable on November 29, 2013, to common shareholders of record on November 18, 2013.

The Company has posted its third quarter 2013 financial supplement on its website www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data, which includes a reconciliation of GAAP and non-GAAP measures.

The Company will hold a dial-in conference call and question and answer session with investors at 10 a.m. Eastern tomorrow, October 29. Investors and analysts are encouraged to call in 15 minutes prior to the commencement of the call. The conference call can be accessed by dialing 888-277-7102 or, from outside the United States, by dialing 913-312-1388. The media are invited to listen to the call live over the Internet on the Investor Relations section of PartnerRe’s web site, www.partnerre.com. To listen to the webcast, please log on to the broadcast at least five minutes prior to the start.

Net income/loss per share is defined as net income/loss attributable to PartnerRe common shareholders divided by the weighted average number of fully diluted shares outstanding for

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

the period. Net income/loss attributable to PartnerRe common shareholders is defined as net income/loss attributable to PartnerRe less preferred dividends and loss on redemption of preferred shares. Operating earnings/loss is defined as net income/loss available to PartnerRe common shareholders excluding certain after-tax net realized and unrealized gains/losses on investments, after-tax net foreign exchange gains/losses, the loss on redemption of preferred shares and certain after-tax interest in earnings/losses of equity investments. Operating earnings/loss per share is defined as operating earnings/loss divided by the weighted average number of fully diluted shares outstanding for the period.

The Company uses operating earnings, diluted operating earnings per share and annualized operating return on beginning diluted book value per common and common share equivalents outstanding to measure performance, as these measures focus on the underlying fundamentals of our operations without the impact of after-tax net realized and unrealized gains/losses on investments (except where the company has made a strategic investment in an insurance or reinsurance related investee), after-tax net foreign exchange gains/losses, and the after-tax interest in earnings/losses of equity investments (except where the company has made a strategic investment in an insurance or reinsurance related investee and where the Company does not control the investees activities). The Company uses technical ratio and technical result as measures of underwriting performance. The technical ratio is defined as the sum of the loss and acquisition ratios. These metrics exclude other operating expenses. The Company also uses combined ratio to measure results for the Non-life segment. The combined ratio is the sum of the technical and other operating expense ratios. The Company uses allocated underwriting result as a measure of underwriting performance for its Life and Health operations. This metric is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses. The Company uses total capital, which is defined as total shareholders’ equity attributable to PartnerRe, long-term debt, senior notes and CENts, to manage the capital structure of the Company. The Company calculates Tangible Book Value using common shareholders’ equity attributable to PartnerRe less goodwill and intangible assets, net of tax. The Company calculates Diluted Tangible Book Value per Common Share using Tangible Book Value divided by the weighted average number of PartnerRe common shares and common share equivalents outstanding. The Company uses these measures as the basis for its prime measure of long-term financial performance (annualized growth in Diluted Tangible Book Value per Common Share plus dividends).

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe,

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines in its Non-life operations, mortality, longevity and accident and health in its Life and Health operations, and alternative risk products. For the year ended December 31, 2012, total revenues were $5.6 billion. At September 30, 2013, total assets were $23.1 billion, total capital was $7.4 billion and total shareholders’ equity attributable to PartnerRe was $6.6 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd. (441) 292-0888 Investor Contact: Robin Sidders Media Contact: Celia Powell	Sard Verbinnen & Co. (212) 687-8080 Drew Brown/Daniel Goldstein

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

PartnerRe Ltd.

Consolidated Statements of Operations and Comprehensive Income

(Expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	For the three months ended September 30, 2013	For the three months ended September 30, 2012	For the nine months ended September 30, 2013	For the nine months ended September 30, 2012

Revenues
Gross premiums written	$1,281,477	$1,056,076	$4,378,944	$3,786,802

Net premiums written	$1,264,775	$1,043,240	$4,210,525	$3,652,571
Decrease (increase) in unearned premiums	156,694	193,851	(433,740)	(334,772)

Net premiums earned	1,421,469	1,237,091	3,776,785	3,317,799
Net investment income	121,811	135,266	370,017	435,669
Net realized and unrealized investment gains (losses)	16,118	257,429	(260,154)	488,296
Other income	5,399	2,744	13,205	8,143

Total revenues	1,564,797	1,632,530	3,899,853	4,249,907

Expenses
Losses and loss expenses and life policy benefits	750,999	721,137	2,278,793	2,003,759
Acquisition costs	282,948	247,058	758,890	691,388
Other operating expenses (1)	108,467	94,697	369,340	299,055
Interest expense	12,233	12,224	36,694	36,668
Amortization of intangible assets	7,045	8,893	21,136	26,679
Net foreign exchange losses (gains)	1,279	2,015	9,822	(3,165)

Total expenses	1,162,971	1,086,024	3,474,675	3,054,384

Income before taxes and interest in earnings of equity investments	401,826	546,506	425,178	1,195,523
Income tax expense	70,232	64,149	37,338	181,458
Interest in earnings of equity investments	5,941	4,349	9,677	8,929

Net income	337,535	486,706	397,517	1,022,994

Net income attributable to noncontrolling interests	(4,112)	—	(5,296)	—

Net income attributable to PartnerRe	333,423	486,706	392,221	1,022,994

Preferred dividends	14,184	15,405	43,678	46,216
Loss on redemption of preferred shares	—	—	9,135	—

Net income attributable to PartnerRe common shareholders	$319,239	$471,301	$339,408	$976,778

Operating earnings attributable to PartnerRe common shareholders	$311,184	$244,406	$564,328	$568,119

Comprehensive income attributable to PartnerRe	$347,740	$518,871	$375,597	$1,053,153

Per share data attributable to PartnerRe common shareholders:
Earnings per common share:
Basic operating earnings	$5.80	$3.95	$10.05	$8.92
Net realized and unrealized investment (losses) gains, net of tax	(0.02)	3.59	(3.90)	6.27
Net foreign exchange gains (losses), net of tax	0.10	0.02	(0.03)	0.02
Loss on redemption of preferred shares	—	—	(0.16)	—
Interest in earnings of equity investments, net of tax	0.07	0.06	0.08	0.13

Basic net income	$5.95	$7.62	$6.04	$15.34

Weighted average number of common shares outstanding	53,671,245	61,837,328	56,176,260	63,679,114

Diluted operating earnings (1)	$5.70	$3.90	$9.86	$8.84
Net realized and unrealized investment (losses) gains, net of tax	(0.03)	3.55	(3.83)	6.21
Net foreign exchange gains (losses), net of tax	0.10	0.02	(0.02)	0.01
Loss on redemption of preferred shares	—	—	(0.16)	—
Interest in earnings of equity investments, net of tax	0.07	0.06	0.08	0.13

Diluted net income	$5.84	$7.53	$5.93	$15.19

Weighted average number of common shares and common share equivalents outstanding	54,625,151	62,606,761	57,217,561	64,284,125
Dividends declared per common share	$0.64	$0.62	$1.92	$1.86

(1)

Income before taxes and interest in earnings of equity investments include an expense related to the restructuring of the Company’s business support operations and Global Non-life operations of $2.4 million and $45.7 million, or $0.04 and $0.80 per diluted share, pre-tax, for the three months and nine months ended September 30, 2013, respectively.

PartnerRe Ltd.

Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars, except per share and parenthetical share and per share data)

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Investments:
Fixed maturities, trading securities, at fair value	$13,680,838	$14,395,315
Short-term investments, trading securities, at fair value	36,781	150,552
Equities, trading securities, at fair value	1,122,084	1,094,002
Other invested assets	268,097	333,361

Total investments	15,107,800	15,973,230
Funds held – directly managed	813,497	930,741
Cash and cash equivalents, at fair value, which approximates amortized cost	1,551,062	1,121,705
Accrued investment income	175,164	184,315
Reinsurance balances receivable	2,564,015	1,991,991
Reinsurance recoverable on paid and unpaid losses	339,169	348,086
Funds held by reinsured companies	831,704	805,489
Deferred acquisition costs	680,972	568,391
Deposit assets	347,419	257,208
Net tax assets	13,688	25,098
Goodwill	456,380	456,380
Intangible assets	193,134	214,270
Other assets	64,203	103,528

Total assets	$23,138,207	$22,980,432

Liabilities
Unpaid losses and loss expenses	$10,564,542	$10,709,371
Policy benefits for life and annuity contracts	1,908,575	1,813,244
Unearned premiums	1,997,853	1,534,625
Other reinsurance balances payable	232,711	238,578
Deposit liabilities	330,233	252,217
Net tax liabilities	293,797	387,647
Accounts payable, accrued expenses and other	365,331	290,265
Debt related to senior notes	750,000	750,000
Debt related to capital efficient notes	70,989	70,989

Total liabilities	16,514,031	16,046,936

Shareholders’ Equity
Common shares (par value $1.00; issued: 2013, 86,425,676 shares; 2012, 85,459,905 shares)	86,426	85,460
Preferred shares (par value $1.00; issued and outstanding: 2013, 34,150,000 shares; 2012, 35,750,000 shares; aggregate liquidation value: 2013, $853,750; 2012, $893,750)	34,150	35,750
Additional paid-in capital	3,880,412	3,861,844
Accumulated other comprehensive (loss) income	(6,027)	10,597
Retained earnings	5,183,219	4,952,002
Common shares held in treasury, at cost (2013, 33,197,911 shares; 2012, 26,550,530 shares)	(2,606,493)	(2,012,157)

Total shareholders’ equity attributable to PartnerRe	6,571,687	6,933,496
Noncontrolling interests	52,489	—

Total shareholders’ equity	6,624,176	6,933,496

Total liabilities and shareholders’ equity	$23,138,207	$22,980,432

Diluted Book Value Per Common Share and Common Share Equivalents Outstanding (1) (2)	$105.53	$100.84

Diluted Tangible Book Value Per Common Share and Common Share Equivalents Outstanding (1) (2)	$94.86	$90.86

Number of Common Share and Common Share Equivalents Outstanding (2)	54,181,672	59,893,366

(1)	Excludes the aggregate liquidation value of preferred shares (2013, $853,750; 2012, $893,750) and noncontrolling interests (2013, $52,489; 2012, $Nil).
(2)	Common share and common share equivalents outstanding are calculated using the Treasury Method for all potentially dilutive shares.

PartnerRe Ltd.

Segment Information

(Expressed in millions of U.S. dollars)

(Unaudited)

	For the three months ended September 30, 2013
	North America	Global (Non-U.S.) P&C	Global Specialty	Catastrophe	Total Non-life segment	Life and Health segment	Corporate and Other	Total

Gross premiums written	$409	$157	$396	$79	$1,041	$235	$5	$1,281

Net premiums written	$408	$157	$389	$72	$1,026	$234	$5	$1,265
Decrease (increase) in unearned premiums	17	38	(7)	99	147	9	—	156

Net premiums earned	$425	$195	$382	$171	$1,173	$243	$5	$1,421
Losses and loss expenses and life policy benefits	(197)	(90)	(228)	(42)	(557)	(195)	1	(751)
Acquisition costs	(101)	(50)	(92)	(16)	(259)	(24)	—	(283)

Technical result	$127	$55	$62	$113	$357	$24	$6	$387

Other income					2	3	—	5
Other operating expenses					(62)	(17)	(29)	(108)

Underwriting result					$297	$10	n/a	$284

Net investment income						15	107	122

Allocated underwriting result (1)						$25	n/a	n/a

Net realized and unrealized investment gains							16	16
Interest expense							(12)	(12)
Amortization of intangible assets							(7)	(7)
Net foreign exchange losses							(1)	(1)
Income tax expense							(70)	(70)
Interest in earnings of equity investments							6	6

Net income							n/a	$338

Loss ratio (2)	46.3%	46.0%	59.8%	24.5%	47.5%
Acquisition ratio (3)	23.9	25.7	24.0	9.0	22.1

Technical ratio (4)	70.2%	71.7%	83.8%	33.5%	69.6%
Other operating expense ratio (5)					5.3

Combined ratio (6)					74.9%

	For the three months ended September 30, 2012
	North America	Global (Non- U.S.) P&C	Global Specialty	Catastrophe	Total Non-life segment	Life and Health segment	Corporate and Other	Total
Gross premiums written	$311	$123	$360	$75	$869	$187	$—	$1,056

Net premiums written	$311	$122	$354	$69	$856	$187	$—	$1,043
Decrease in unearned premiums	24	50	9	99	182	8	4	194

Net premiums earned	$335	$172	$363	$168	$1,038	$195	$4	$1,237
Losses and loss expenses and life policy benefits	(251)	(110)	(161)	(39)	(561)	(157)	(3)	(721)
Acquisition costs	(83)	(42)	(79)	(15)	(219)	(27)	(1)	(247)

Technical result	$1	$20	$123	$114	$258	$11	$—	$269

Other income					1	1	1	3
Other operating expenses					(58)	(12)	(25)	(95)

Underwriting result					$201	$—	n/a	$177

Net investment income						15	120	135

Allocated underwriting result (1)						$15	n/a	n/a

Net realized and unrealized investment gains							257	257
Interest expense							(12)	(12)
Amortization of intangible assets							(9)	(9)
Net foreign exchange losses							(2)	(2)
Income tax expense							(64)	(64)
Interest in earnings of equity investments							5	5

Net income							n/a	$487

Loss ratio (2)	74.9%	63.9%	44.4%	23.3%	54.1%
Acquisition ratio (3)	24.8	24.9	21.7	8.8	21.1

Technical ratio (4)	99.7%	88.8%	66.1%	32.1%	75.2%
Other operating expense ratio (5)					5.5

Combined ratio (6)					80.7%

(1)	Allocated underwriting result is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.
(2)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(3)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(4)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(5)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(6)	Combined ratio is defined as the sum of the technical ratio and the other operating expense ratio.

PartnerRe Ltd.

Segment Information

(Expressed in millions of U.S. dollars)

(Unaudited)

	For the nine months ended September 30, 2013
		Global			Total	Life
	North	(Non-U.S.)	Global		Non-life	and Health	Corporate
	America	P&C	Specialty	Catastrophe	segment	segment	and Other	Total
Gross premiums written	$1,228	$690	$1,253	$478	$3,649	$722	$8	$4,379

Net premiums written	$1,215	$682	$1,159	$433	$3,489	$715	$7	$4,211
Increase in unearned premiums	(99)	(152)	(68)	(97)	(416)	(17)	(1)	(434)

Net premiums earned	$1,116	$530	$1,091	$336	$3,073	$698	$6	$3,777
Losses and loss expenses and life policy benefits	(682)	(263)	(697)	(81)	(1,723)	(558)	2	(2,279)
Acquisition costs	(253)	(134)	(257)	(33)	(677)	(82)	—	(759)

Technical result	$181	$133	$137	$222	$673	$58	$8	$739

Other income					3	9	1	13
Other operating expenses					(189)	(52)	(128)	(369)

Underwriting result					$487	$15	n/a	$383

Net investment income						45	325	370

Allocated underwriting result (1)						$60	n/a	n/a

Net realized and unrealized investment losses							(260)	(260)
Interest expense							(37)	(37)
Amortization of intangible assets							(21)	(21)
Net foreign exchange losses							(10)	(10)
Income tax expense							(37)	(37)
Interest in earnings of equity investments							10	10

Net income							n/a	$398

Loss ratio (2)	61.1%	49.7%	63.9%	24.2%	56.1%
Acquisition ratio (3)	22.7	25.2	23.6	9.7	22.0

Technical ratio (4)	83.8%	74.9%	87.5%	33.9%	78.1%
Other operating expense ratio (5)					6.1

Combined ratio (6)					84.2%

	For the nine months ended September 30, 2012
		Global			Total	Life
	North	(Non-U.S.)	Global		Non-life	and Health	Corporate
	America	P&C	Specialty	Catastrophe	segment	segment	and Other	Total
Gross premiums written	$924	$600	$1,178	$475	$3,177	$604	$6	$3,787

Net premiums written	$922	$596	$1,098	$429	$3,045	$601	$6	$3,652
Increase in unearned premiums	(59)	(100)	(64)	(98)	(321)	(12)	(1)	(334)

Net premiums earned	$863	$496	$1,034	$331	$2,724	$589	$5	$3,318
Losses and loss expenses and life policy benefits	(568)	(327)	(569)	(58)	(1,522)	(479)	(3)	(2,004)
Acquisition costs	(218)	(120)	(241)	(30)	(609)	(82)	—	(691)

Technical result	$77	$49	$224	$243	$593	$28	$2	$623

Other income					2	3	3	8
Other operating expenses					(187)	(38)	(74)	(299)

Underwriting result					$408	$(7)	n/a	$332

Net investment income						49	387	436

Allocated underwriting result (1)						$42	n/a	n/a

Net realized and unrealized investment gains							488	488
Interest expense							(37)	(37)
Amortization of intangible assets							(27)	(27)
Net foreign exchange gains							3	3
Income tax expense							(181)	(181)
Interest in earnings of equity investments							9	9

Net income							n/a	$1,023

Loss ratio (2)	65.9%	65.9%	55.1%	17.4%	55.9%
Acquisition ratio (3)	25.2	24.3	23.3	9.1	22.3

Technical ratio (4)	91.1%	90.2%	78.4%	26.5%	78.2%
Other operating expense ratio (5)					6.9

Combined ratio (6)					85.1%